Exhibit 99.1

MSG NETWORKS INC. REPORTS

FOURTH QUARTER AND FISCAL 2019 RESULTS

Fiscal 2019 fourth quarter revenues of $168.4 million

Fiscal 2019 fourth quarter operating income of $70.2 million

Fiscal 2019 fourth quarter adjusted operating income of $76.4 million

NEW YORK, N.Y., August 21, 2019 - MSG Networks Inc. (NYSE: MSGN) today reported financial results for the fourth quarter and fiscal year ended June 30, 2019.

For fiscal 2019, MSG Networks Inc. generated revenues of $720.8 million, an increase of 3% as compared with the prior year. In addition, the Company generated operating income of $309.9 million, adjusted operating income of $335.4 million and net income of $186.2 million.(1)

For the fiscal 2019 fourth quarter, MSG Networks Inc. generated revenues of $168.4 million, a decrease of 2% as compared with the prior year quarter. In addition, the Company generated operating income of $70.2 million, a decrease of 13%, adjusted operating income of $76.4 million, a decrease of 11%, and net income of $41.2 million, a decrease of 9%, all as compared with the prior year quarter.

President and CEO Andrea Greenberg said, “During fiscal year 2019, we successfully pursued incremental advertising opportunities, enhanced our programming line-up to broaden our appeal, and renewed several affiliate agreements, including one with a major distributor. While the media landscape is clearly evolving, as we look ahead, we remain firm believers in the value of live sports content and see continued opportunities to create long-term value for shareholders.”

Fiscal Year 2019 Fourth Quarter Results

(In thousands, except per share data)

Three Months Ended
June 30,
2019
Revenues	$168,362
Operating income	70,207
Adjusted operating income	76,384
Net Income	41,179
Diluted EPS	$0.54

(1)	See page 3 of this earnings release for the definition of adjusted operating income included in the discussion of non-GAAP financial measures.

Summary of Reported Fiscal 2019 Fourth Quarter Results from Operations

Fiscal 2019 fourth quarter total revenues of $168.4 million decreased 2%, or $3.0 million, as compared with the prior year period. Affiliation fee revenue decreased $3.3 million, primarily due to the impact of a decrease in subscribers of more than 6.5% and, to a lesser extent, the absence of a favorable $1.2 million affiliate adjustment recorded in the prior year quarter, partially offset by the impact of higher affiliation rates.

Advertising revenue increased $0.9 million, as compared with the prior year period, primarily due to higher sales from the telecast of live professional sports programming (including playoff games) and, to a lesser extent, increased sales from the Company’s branded content initiatives, partially offset by a lower net decrease in deferred revenue related to ratings guarantees. Other revenues decreased $0.6 million as compared with the prior year period, primarily due to the absence in the current quarter of $0.8 million in fees related to Fuse Media.

Direct operating expenses of $70.1 million increased 2%, or $1.3 million, as compared with the prior year quarter. The increase was primarily due to higher rights fees expense, mainly a result of annual contractual rate increases. This was partially offset by a decrease in other programming-related costs.

Selling, general and administrative expenses of $26.3 million increased 33%, or $6.5 million, as compared with the prior year quarter. This increase reflects $3.6 million in expenses incurred in the current year quarter which are not indicative of the Company’s core expense base, as well as higher advertising and marketing costs and, to a lesser extent, higher employee compensation and related benefits (including share-based compensation expense).

Operating income of $70.2 million decreased 13%, or $10.4 million, as compared with the prior year quarter, primarily due to the increase in selling, general and administrative expenses (including share-based compensation expense) and direct operating expenses and, to a lesser extent, the decrease in revenues.

Adjusted operating income of $76.4 million decreased 11%, or $9.8 million, as compared with the prior year quarter, primarily due to higher selling, general and administrative expenses (excluding share-based compensation expense) and direct operating expenses and, to a lesser extent, the decrease in revenues. Excluding the impact of the $1.2 million affiliate adjustment, the absence of $0.8 million in Fuse Media fees, and the $3.6 million in expenses that are not indicative of the Company’s core expense base, fiscal 2019 fourth quarter adjusted operating income would have decreased by $4.2 million, or 5%, as compared with the prior year quarter.

About MSG Networks Inc.

MSG Networks Inc., a pioneer in sports media, owns and operates two award-winning regional sports and entertainment networks and a companion streaming service that serve the nation’s number one media market, the New York DMA, as well as other portions of New York, New Jersey, Connecticut and Pennsylvania. The networks feature a wide range of compelling sports content, including exclusive live local games and other programming of the New York Knicks, New York Rangers, New York Islanders, New Jersey Devils and Buffalo Sabres, as well as significant coverage of the New York Giants and Buffalo Bills. This content, in addition to a diverse array of other sporting events and critically acclaimed original programming, has established MSG Networks as the gold standard in regional sports.

Non-GAAP Financial Measures

We define adjusted operating income, which is a non-GAAP financial measure, as operating income before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits and 4) gains or losses on sales or dispositions of businesses. Because it is based upon operating income, adjusted operating income also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the Company without regard to the settlement of an obligation that is not expected to be made in cash.

We believe adjusted operating income is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income should be viewed as a supplement to and not a substitute for operating income, net income, cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income to adjusted operating income, please see page 6 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures, both of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall ability to generate liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is generated for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors for comparison of the Company’s generation of liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 8 of this release.

Forward Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns	Ari Danes, CFA
Communications	Investor Relations
(212) 465-6442	(212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.msgnetworks.com

Conference call dial-in number is 877-883-0832 / Conference ID Number 4559683

Conference call replay number is 855-859-2056 / Conference ID Number 4559683 until August 28, 2019

MSG NETWORKS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2019	2018	2019	2018
Revenues	$168,362	$171,405	$720,845	$696,651
Direct operating expenses	70,064	68,767	300,274	291,082
Selling, general and administrative expenses	26,343	19,818	103,274	83,073
Depreciation and amortization	1,748	2,185	7,398	9,338

Operating income	70,207	80,635	309,899	313,158
Other income (expense):
Interest income	1,772	1,316	6,343	4,388
Interest expense	(12,316)	(11,495)	(47,589)	(43,312)
Other components of net periodic benefit cost	1,475	(489)	244	(1,710)

	(9,069)	(10,668)	(41,002)	(40,634)

Income from operations before income taxes	61,138	69,967	268,897	272,524
Income tax benefit (expense)	(19,959)	(24,765)	(82,715)	16,338

Net income	$41,179	$45,202	$186,182	$288,862

Earnings per share:
Basic
Net income	0.55	0.60	2.48	3.83
Diluted
Net income	0.54	0.60	2.46	3.81
Weighted-average number of common shares outstanding:
Basic	75,152	75,243	75,069	75,381
Diluted	75,764	75,734	75,731	75,820

MSG NETWORKS INC.

ADJUSTMENTS TO RECONCILE OPERATING INCOME

TO ADJUSTED OPERATING INCOME

(In thousands)

The following is a description of the adjustments to operating income in arriving at adjusted operating income as described in this earnings release:

•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units and stock options granted under our employee stock plan and non-employee director stock plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2019	2018	2019	2018
Operating income	$70,207	$80,635	$309,899	$313,158
Share-based compensation expense	4,429	3,398	18,087	13,979
Depreciation and amortization	1,748	2,185	7,398	9,338

Adjusted operating income	$76,384	$86,218	$335,384	$336,475

MSG NETWORKS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30, 2019	June 30, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$226,423	$205,343
Accounts receivable, net	108,349	110,657
Related party receivables, net	16,091	12,100
Prepaid income taxes	1,968	1,134
Prepaid expenses	2,003	4,489
Other current assets	5,286	4,719

Total current assets	360,120	338,442
Property and equipment, net	9,302	10,029
Amortizable intangible assets, net	33,743	37,203
Goodwill	424,508	424,508
Other assets	39,226	39,430

Total assets	$866,899	$849,612

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable	$907	$1,460
Related party payables	941	785
Current portion of long-term debt	111,789	72,414
Income taxes payable	—	8,460
Accrued liabilities:
Employee related costs	15,466	15,342
Other accrued liabilities	13,898	8,129
Deferred revenue	185	4,626

Total current liabilities	143,186	111,216
Long-term debt, net of current portion	906,228	1,118,017
Defined benefit and other postretirement obligations	25,834	28,170
Other employee related costs	4,713	4,560
Other liabilities	2,310	3,974
Deferred tax liability	243,396	241,417

Total liabilities	1,325,667	1,507,354

Commitments and contingencies
Stockholders’ Deficiency:
Class A Common Stock, par value $0.01, 360,000 shares authorized; 61,287 and 61,017 shares outstanding as of June 30, 2019 and 2018, respectively	643	643
Class B Common Stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding as of June 30, 2019 and 2018	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	9,916	4,067
Treasury stock, at cost, 2,972 and 3,242 shares as of June 30, 2019 and 2018, respectively	(179,561)	(195,881)
Accumulated deficit	(282,414)	(460,007)
Accumulated other comprehensive loss	(7,488)	(6,700)

Total stockholders’ deficiency	(458,768)	(657,742)

Total liabilities and stockholders’ deficiency	$866,899	$849,612

MSG NETWORKS INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in thousands)

(Unaudited)

Summary Data from the Statements of Cash Flows

	Twelve Months Ended June 30,
	2019	2018
Net cash provided by operating activities	$205,959	$210,610
Net cash used in investing activities	(4,879)	(3,724)
Net cash used in financing activities	(180,000)	(142,630)

Net increase in cash and cash equivalents	21,080	64,256

Cash and cash equivalents at beginning of period	205,343	141,087

Cash and cash equivalents at end of period	$226,423	$205,343

Free Cash Flow

	Twelve Months Ended June 30,
	2019	2018
Net cash provided by operating activities	$205,959	$210,610
Less: Capital expenditures	(2,879)	(3,724)

Free cash flow	$203,080	$206,886

Capitalization

June 30, 2019
Cash and cash equivalents	$226,423
Credit facility debt(a)	1,021,250

Net debt	$794,827

Reconciliation of operating income to AOI for trailing twelve-month period(b)
Operating Income	$309,899
Share-based compensation expense	18,087
Depreciation and amortization	7,398

Adjusted operating income	$335,384

Leverage ratio(c)	2.4x

(a)	Represents aggregate principal amount of the debt outstanding.

(b)	Represents reported adjusted operating income for the trailing twelve months.

(c)	Represents net debt divided by annualized adjusted operating income, which differs from the covenant calculation contained in the Company’s credit facility.